EXHIBIT 15.1


INDEPENDENT ACCOUNTANTS' AWARENESS LETTER


November 13, 2003

PNM Resources, Inc.
Albuquerque, New Mexico

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PNM Resources, Inc. and subsidiaries for the periods ended September 30, 2003 and 2002, as indicated in our report dated November 5, 2003 (which report includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations"); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement Nos. 333-10993, 333-100186, 333-106054 and 333-106080 on Form S-3; and Registration Statement Nos. 333-03303, 333-03289, 333-61598, 333-76316, 333-76288, 333-88372 and 333-100184
on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
Omaha, Nebraska